UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2012

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Akmerkez B Blok Kat 5-6 Nispetiye Caddesi 34330 Etiler, Istanbul, Turkey		None
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +90 212 317 25 00

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On March 15, 2012, TransAtlantic Petroleum Ltd. (the “Company”), Viking International Limited (“VIL”), Viking Geophysical Services, Ltd. (“VGS”), Viking Oilfield Services SRL (“SRL” and together with VIL and VGS, “Viking”), TransAtlantic Worldwide, Ltd. (“TAW”), Longe Energy Limited (“Longe”), TransAtlantic Petroleum (USA) Corp. (“USA”), TransAtlantic Petroleum Cyprus Limited (“Cyprus” and together with TAW, Longe and USA, “Sellers”) and Dalea Partners, LP (“Dalea”) entered into a stock purchase agreement (the “Stock Purchase Agreement”). Viking and Sellers are wholly owned subsidiaries of the Company. Dalea is 100% owned by N. Malone Mitchell, 3rd, the Company’s Chairman and Chief Executive Officer, and his wife.

Pursuant to the Stock Purchase Agreement, which was negotiated and approved by a special committee of independent directors of the Company’s Board of Directors, Dalea will purchase all of the issued and outstanding equity securities of each of VIL, VGS and SRL for an aggregate purchase price of $164.0 million, consisting of $152.5 million in cash, subject to a net working capital adjustment, and a $11.5 million promissory note from Dalea. The promissory note will be payable five years from the date of issuance or earlier upon the occurrence of certain specified events, will bear interest at a rate of 3.0% per annum and will be guaranteed by Mr. Mitchell. Prior to closing, Dalea expects to assign the Stock Purchase Agreement to a joint venture owned by Dalea and funds advised by Abraaj Investment Management Limited (an affiliate of Abraaj Capital Holdings Limited, one of the leading private equity groups investing in emerging markets).

The sale of Viking is subject to the satisfaction or waiver of customary closing conditions, including, without limitation, approval of regulatory authorities and the receipt of equity financing by the buyer. The Stock Purchase Agreement also contains customary representations, warranties, covenants and termination rights.

Contractually, the effective date of the sale of Viking will be April 1, 2012, regardless of when the actual closing occurs. The closing is anticipated to occur during the second quarter of 2012. The purchase price for Viking will be increased by the amount (if any) that the net working capital of Viking is greater than zero and will be decreased by the amount (if any) that the net working capital of Viking is less than zero.

Pursuant to the Stock Purchase Agreement, the Company, Sellers and Viking will be prohibited from soliciting any acquisition proposals from a third party or furnishing any non-public information with respect to Viking. Notwithstanding the foregoing, Viking’s representatives may respond to unsolicited inquiries, but solely for the purpose of communicating that the Company, Sellers and Viking are not able to entertain the unsolicited offer.

Pursuant to the Stock Purchase Agreement, the Company will enter into a transition services agreement for the benefit of Viking. In addition, the Company will enter into a five-year master services agreement with Viking, which will provide it with continued access to Viking’s equipment and services. Under the master services agreement, the Company will be entitled to most favored terms if Viking provides terms or benefits to any third party customers that are more favorable than terms or benefits provided to the Company in the master services agreement. In addition, Viking will have the right to bid or quote on any new drilling services and will have the right to bid at a price equal to 99% of the lowest third party bid for such drilling services.

For a period of five years following the closing of the Stock Purchase Agreement, the Company will be prohibited from competing in the oilfield services business with Viking in a specified geographic area. In addition, for five years after the closing, if the Company acquires any interest in any person generally engaged in the oilfield services business in a specified geographic region, Dalea will generally have the right to purchase such business from the Company. For five years after closing, Dalea will also be prohibited from competing with the Company in the oil and gas exploration and production business and will also be required to offer to the Company any interest they acquire in any person engaged in the oil and gas exploration and production business within a specified geographic area.

The Company intends to use approximately $4.0 million of the cash consideration to repay (i) the outstanding balance on its amended and restated note payable from VIL to Viking Drilling, LLC, and (ii) the outstanding balance of a secured credit agreement entered into by VIL to fund the purchase of vehicles. In addition, the Company intends to use a portion of the remaining cash proceeds to repay its credit agreement with Dalea (the “Credit Agreement”), and the Company may use the remaining cash proceeds along with existing cash to repay some or all of the outstanding indebtedness under its amended and restated senior secured credit facility with Standard Bank Plc and BNP Paribas (Suisse) SA.

Third Amendment to Credit Agreement

In conjunction with the Stock Purchase Agreement, on March 15, 2012, the Company entered into a third amendment to the Credit Agreement to extend the maturity date until the earlier of (i) June 30, 2012 or (ii) the later of (x) the closing of the sale of Viking or (y) two business days after demand by Dalea. In addition, interest on the Credit Agreement will cease to accrue from April 1, 2012 until the closing date of the sale of Viking. If the closing does not occur, the abated interest will be reinstated.

Credit Facility

On March 15, 2012, the Company and its wholly owned subsidiaries, TAW and Thrace Basin Natural Gas (Turkiye) Corporation, (collectively, the “Borrowers”) entered into a $15.0 million credit facility (the “Credit Facility”) with Dalea to provide the Company with additional liquidity for general corporate purposes until it completes the sale of Viking. If drawn, loans under the Credit Facility will accrue interest at a rate of three month LIBOR plus 5.5% per annum, to be adjusted monthly on the first day of each month. Borrowers will be required to pay all accrued interest in arrears on the last day of each month, and may prepay outstanding amounts at any time before maturity without penalty. If drawn, any outstanding borrowings must be repaid upon the earlier of (i) July 1, 2012 or (ii) the sale of Viking.

The initial advance under the Credit Facility will be no less than $5.0 million, with subsequent advances to be in multiples of $1.0 million. For the initial advance, Borrowers will be required to pay Dalea an arrangement fee of $250,000. Under the Credit Facility, Borrowers will also be required to pay Dalea a commitment fee equal to 2.75% per annum of the difference between the $15.0 million committed amount and the outstanding balance measured and payable on the last day of each fiscal quarter.

Any proceeds received by Borrowers or any subsidiary from any debt financings (subject to certain specified exceptions) or from the sale of Viking, net of reasonable transaction and financing costs, must be used to repay amounts outstanding under the Credit Facility. In addition, the Credit Facility is subject to customary covenants, including covenants that limit the ability of the Borrowers to, among other things, (i) make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance over any assets of any Borrower or any subsidiary (subject to certain specific exceptions), (ii) change the name of any of the Borrowers or the jurisdictions of organization, (iii) declare or provide for any dividends or other payments or distributions (whether in cash, assets or indebtedness) based on share capital, (iv) redeem or purchase any of their shares, (v) make or permit any sale of or disposition of any substantial or material part of their business, assets or undertaking, or that of any subsidiary, (vi) save and (except for certain specified exceptions) borrow or cause or permit any subsidiary to borrow money from any other person, without first obtaining and delivering a duly signed assignment and postponement of claim by such person in form and terms satisfactory to Dalea, (vii) pay out or permit the payment out of any shareholders loans or other indebtedness to non-arm’s length parties, or (viii) guarantee or permit the guarantee of the obligations of any other person, directly or indirectly, except in the ordinary course of business.

The Credit Facility is also subject to customary events of default, including payment defaults, defaults in observing or performing any term, covenant or condition of the Credit Facility or collateral documents, material misrepresentations by a Borrower or any subsidiary, a Borrower or any subsidiary ceases or threatens to cease to carry on business, the prohibition in trading in shares of any of the Borrowers or suspension or delisting from any stock exchange, a material adverse change in the financial condition of any of the Borrowers and any of their subsidiaries taken as a whole, Dalea believes in good faith and on commercially reasonable grounds that the ability of the Borrowers to pay or perform any of the covenants contained in the Credit Facility is materially impaired, insolvency of any of the Borrowers or any change of control of any of the Borrowers. Control is defined in the Credit Facility as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrowers. If an event of default occurs and is continuing, Dalea may demand immediate payment of all monies owing under the Credit Facility; provided that with respect to certain specified events of default, all monies due under the Credit Facility shall automatically become due and payable without any demand or any other action by Dalea or any other person.

Management Services Agreement

On March 15, 2012, VGS entered into a Management Services Agreement (the “Management Services Agreement”) with Viking Petrol Sahasi Hizmetleri A.S. (“VOS”). VOS is indirectly owned by Mr. Mitchell. Pursuant to the Management Services Agreement, VGS agreed to provide management and personnel services (collectively, the “Services”) from time to time as necessary to enable certain equipment owned by VOS to be used in Poland in accordance with a certain Master Services Agreement among VGS, VOS and GX Technology Corporation and its affiliates (the “GXT Agreement”). Under the GXT Agreement, VOS and VGS have each agreed to provide seismic data acquisition services to GXT Technology Corporation and its affiliates in Poland (the “Poland Project”). The Management Services Agreement will terminate upon termination of the GXT Agreement.

Under the terms of the Management Services Agreement, VOS will pay VGS for all actual costs and expenses associated with the provision of the Services. In addition, VOS will pay VGS a monthly management fee equal to 8% of the total amount invoiced for direct labor costs of employees of VGS providing Services pursuant to the Management Services Agreement. In addition, the Management Services Agreement provides that (i) all revenues and expenses generated from providing seismic data acquisition services in connection with the Poland Project will be divided evenly between VOS and VGS, except during the period that either party has the sole acquisition crew operating in Poland and (ii) all revenues and royalties generated for the account of VOS and VGS by the sale of the Poland Project seismic data will be divided evenly between VOS and VGS.

Forward-Looking Statements

This Current Report on Form 8-K contains statements regarding the expected closing of the transactions contemplated by the Stock Purchase Agreement, including the sale of the Company’s oilfield services business, expected payments on credit facilities and notes, entry into a new master services agreement, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. In addition to other assumptions identified in this Form 8-K, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and natural gas laws, rules and regulations, volatility of oil and natural gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals and satisfy closing conditions under the Stock Purchase Agreement, weather and general economic and business conditions, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

The forward-looking statements or information contained in this Form 8-K are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2012

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom Vice President and Corporate Secretary